McGLADREY & PULLEN, LLP
Certified Public Accountants and Consultants


April 2, 1997


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for United Community Bancshares, Inc. and, under the date of February 19, 1997, we reported on the consolidated financial statements of United Community Bancshares, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1995. On April 1, 1997, our appointment as principal accountants was terminated. We have read United Community Bancshares, Inc.'s statements included under Item 4 of its Form 8-K dated April 1, 1997, and we agree with such statements.

Sincerely,



/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP




Twin Cities Practice
445 Minnesota Street, Suite 1800
St. Paul, Minnesota 55101-2170
(612)222-8011  FAX (612)29308418